UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 31, 2014

India Globalization Capital, Inc.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-32830	20-2760393
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4336 Montgomery Ave., Bethesda, Maryland    20814
(Address of principal executive offices)        (Zip Code)

(301) 983-0998
(Registrant’s telephone number, including area code

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

India Globalization Capital, Inc.

May 31, 2014

Item 1.01.	Entry into a Material Definitive Agreement.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Item 3.02.	Unregistered Sales of Equity Securities.

On May 31, 2014, India Globalization Capital, Inc. (“IGC”) completed the acquisition of 51% of the issued and outstanding share capital of Golden Gate Electronics Limited, a corporation organized and existing under the laws of Hong Kong (“Golden Gate”), from Sunny Tsang Hon Sang, the sole shareholder of Golden Gate, pursuant to the terms of a Stock Purchase Agreement by and among the parties.  Golden Gate, headquartered in Hong Kong, operates an e-commerce platform for trading of commodities and electronic components.  The purchase price of the acquisition consists of up to 1,209,765 shares of IGC common stock, valued at approximately US$1,052,496 on the closing date of the Stock Purchase Agreement.

Pursuant to the terms of the Stock Purchase Agreement, the shares are issuable in four installments, with 205,661 shares having been issued at closing.  The balance of the shares are issuable in increments of (i) 205,660 shares following the audit for IGC’s fiscal year ending March 31, 2015 for achieving target revenue of HK$75.0 million, and earnings of HK$2.25 million for the period from July 1, 2014 to March 31, 2015, (ii) 399,222 shares following the audit for IGC’s fiscal year ending March 31, 2016 for achieving target revenue of HK$160.0 million, and earnings of HK$8.0 million during the 2016 fiscal year, and (iii) 399,222 shares following the audit for IGC’s fiscal year ending March 31, 2017 for achieving target revenue of HK$235.0 million, and earnings of HK$14.0 million during the 2017 fiscal year, with the shares delivered by IGC in each period on a prorated basis if the earnings targets are not fully satisfied.  For convenience, on June 4, 2014, the U.S. dollar foreign exchange rate in late New York trading was US$1.00 = HK$7.75

Notwithstanding the foregoing targets, in the event Golden Gate completes an initial public offering in China or Hong Kong before September 30, 2017, and less than all of the IGC shares have then been issued under the Stock Purchase Agreement, the remaining unissued shares will be issued to Golden Gate, provided the initial public offering price values Golden Gate higher than in accordance with this transaction.

The Stock Purchase Agreement provides for “put” options under various circumstances that would allow IGC and Golden Gate to reverse the transaction by returning each other’s shares.  The put option held by Mr. Tsang Hon Sang would be triggered based on IGC’s share price dropping below certain minimum preset share prices for extended periods of time or the suspension of trading or delisting of IGC’s shares.  The put option held by IGC would be triggered if Golden Gate has accumulated negative earnings for any of the next three fiscal years, and both parties have a put option if certain loan facilities cannot be renewed or new bank loans cannot be obtained.

The purchase price was determined as a result of arm’s length negotiations between the parties.  The foregoing description of the acquisition does not purport to be complete and is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, the form of which is filed as Exhibit 2.1 to this current report and is incorporated herein by reference.  The shares offered in the acquisition have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Golden Gate, headquartered in Hong Kong, operates an e-commerce platform for trading of commodities and electronic components. Golden Gate operates several bank lines of credit facilities and uses an electronic trading e-commerce platform to position itself as the supply chain partner for  equipment manufacturers, traders and service providers.  It is an international broker that strives to solve urgent sourcing needs. Golden Gate was profitable in the fiscal year ended March 31, 2014, with unaudited revenue of approximately US$10,000,000.

IGC had no previous relationship or association with Golden Gate.  There are presently no significant changes anticipated in the business or product lines of either IGC or Golden Gate.

IGC announced the closing of the acquisition in a press release issued on June 4, 2014, a copy of which is attached hereto as Exhibit 99.1 and is incorporated in its entirety by reference.

Item 9.01	Financial Statement and Exhibits.

(a)            Financial Statements of Businesses Acquired.  In accordance with Item 9.01(a), the financial statements of Golden Gate are not “significant” and therefore not required to be filed pursuant to Item 3.05(b) of Regulation S-X.

(b)            Pro Forma Financial Information.  In accordance with Item 9.01(b), the pro forma financial information is not “significant” and therefore not required to be filed pursuant to Article 11 of Regulation S-X.

(d)            Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this current report.

Exhibit
Number                                           Exhibit Description

2.1	Stock Purchase Agreement, dated as of May 31, 2014, by and among India Globalization Capital, Inc., a Shareholder of Golden Gate Electronics Limited and Golden Gate Electronics Limited.
99.1	Press release issued by India Globalization Capital, Inc. on June 5, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INDIA GLOBALIZATION CAPITAL, INC.

Date:  June 4, 2014                                                                By: /s/ Ram Mukunda
Ram Mukunda
President and Chief Executive Officer